Verona Pharma plc
PDMR Dealing

August 9, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that, on August 8, 2019, Dr. David Ebsworth, Chairman of the Company, purchased a further 60,000 ordinary shares of 5 pence each in the Company (the “Ordinary Shares”) at a price of 50 pence per Ordinary Share and a total purchase price of £30,000. This purchase brings the total purchases made by Dr. Ebsworth during 2019 to approximately £80,000.
Following the acquisition, Dr. Ebsworth will have an interest in the Company of 295,387 Ordinary Shares, representing 0.28% of the Company’s issued share capital.
The notification set out below is provided in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	David Ebsworth
2	Reason for the notification
a)	Position/status	Chairman
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	David Ebsworth purchased 60,000 Ordinary Shares
c)	Price(s) and volume(s)	Price(s) 50 pence per Ordinary Share	Volume(s) 60,000 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	August 8, 2019
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell /Jen Boorer /Iqra Amin (Corporate Finance) Mia Gardner (Corporate Broking)